EXHIBIT 10-k-14
October 2, 2007
Mr. Dennis E. O’Reilly
25 Gavina
Dana Point, CA 92629

Re:	Amendment to Employment Agreement and Separation and Release Agreement
Dear Dennis:
     This letter agreement (this “Agreement”) (1) amends the Employment Agreement between you and Conexant Systems, Inc. (the “Company”) dated January 15, 2004 (the “Employment Agreement”) and (2) sets forth the terms of your separation from employment with Company. Except as otherwise specified in Section 1 of this Agreement, this Agreement will be effective upon the “Effective Date” (as defined in the general release attached hereto as Exhibit A).
1.	Amendments to Employment Agreement. Clause (v) of the definition of “Date of Termination” in Section 20 of the Employment Agreement is amended effective as of October 2, 2007 to read as follows:
     “(v) if the Employment Period is terminated for any other reason, the Date of Termination shall be the date specified in a separate Separation and Release Agreement entered into between the Executive and the Company.”
In addition, Section 8(d) of the Employment Agreement is amended by Sections 5 through 8 of this Agreement to reflect the provisions of Section 409A of the Internal Revenue Code.
2.	Separation from Employment. The Company has elected to terminate your employment without “cause” in accordance with Section 7(b) of the Employment Agreement. This Agreement constitutes your “Notice of Termination” under the Employment Agreement. Your last day of employment as Senior Vice President, Chief Legal Officer and Secretary of the Company shall be October 16, 2007. By executing this Agreement, you hereby resign, effective as of the Date of Termination, (i) from any officer, director or similar positions that you hold with the Company or any of its affiliates or subsidiaries (collectively with the Company, the “Company Entities”), and (ii) from any positions that you hold on any committees within the Company Entities, including committees of the board of directors and similar governing bodies. You agree to take any action reasonably required of you by the Company Entities to effectuate any such resignation.

3.	Accrued Obligations. Within thirty days after the Date of Termination, you will be paid your Annual Base Salary through the Date of Termination and any unused vacation benefits that you may have accrued through the Date of Termination. Any compensation previously deferred by you that is grandfathered and not subject to the rules of Section 409A will be payable in accordance with the terms of the plan or arrangement under which the compensation is deferred. Any compensation previously deferred by you that is subject to the rules of Section 409A will be payable in accordance with the terms of the plan or arrangement under which the compensation was deferred as amended to comply with Section 409A. Any other amounts or benefits required to be paid or provided, or which you are entitled to receive, under any plan, program, policy or practice of the Company or its affiliates to the extent unpaid will be payable in accordance with the terms of the plan, program, policy or practice under which the compensation was deferred.
4.	Continuation Period. Beginning October 17, 2007, you will be placed on personal leave and will remain on the Company’s payroll as an inactive employee through October 16, 2008 (the “Continuation Period”), although you will be required to provide the Company with services during the Continuation Period, as requested by the Company, for up to ten (10) hours per month. During the Continuation Period and subject to the six-month wait for “key employees” required by Section 409A, you will continue to receive base salary payments and certain benefits, as set forth in more detail in Sections 5, 6 and 7 below. Upon the expiration of the Continuation Period, your employment with the Company will be terminated.
5.	April 18, 2008 Payment. On April 18, 2008, you will be paid an amount equal to $366,048. This amount represents the total of six months of Annual Base Salary for the period of October 16, 2007 through April 17, 2008 ($162,500), the amount equal to a full year’s target bonus ($195,000) and the pro rata share of the target bonus for the fiscal year ending September 30, 2008 ($8,548). These amounts are payable pursuant to Sections 8(d)(i) and (iii) of the Employment Agreement, as amended by this Agreement to comply with Section 409A.
6.	Salary Continuation. From April 18, 2008 through October 16, 2008, you will continue to be paid your current Annual Base Salary rate of $325,000 per annum, which will be paid to you periodically in accordance with the Company’s normal payroll procedures. These amounts are provided pursuant to Section 8(d)(i) of the Employment Agreement, as amended by this Agreement to comply with Section 409A.
7.	Continued Health, Life and Accidental Death & Dismemberment Insurance. During the Continuation Period, you will be provided with continued coverage under the Company’s medical, dental, vision, life, and accidental death & dismemberment insurance plans. These benefits are provided pursuant to Section 8(d)(ii) of the Employment Agreement, as amended by this Agreement to comply with Section 409A. In addition, the Company will provide you with financial planning services in accordance with its normal financial planning perquisite policy for the period beginning October 17, 2007 through April 30, 2008 in an amount not to exceed $15,500.
8.	Equity Arrangements. During the Continuation Period, subject to the terms of the plan or plans under which the awards were granted, you will continue to vest in all unvested options to purchase Company Common Stock and shares of restricted Company Common Stock you hold and you will be entitled to exercise all such vested options during the Continuation Period and the three month period commencing at the end of the Continuation Period or the expiration date of the option, whichever is earlier.
In the event that you do not exercise any or all of your vested stock options during their respective exercise periods, all such stock options will terminate upon the expiration of their respective exercise periods.
9.	No Other Benefits. During the Continuation Period, you will not be eligible to participate in any Company equity or equity-based plan or program, incentive or bonus compensation plan or program, 401(k) savings or vacation benefit plan or program. You will not accrue any vacation benefits during the Continuation Period.
10.	Business Expenses. The Company will reimburse you for any un-reimbursed, reasonable business expenses incurred by you on or before the Date of Termination, pursuant to the Company’s reimbursement policies, provided that you present all expense reports to the Company in accordance with such policies. All such expense reports must be submitted within thirty days following the Date of Termination.
11.	Withholding Taxes and Other Deductions. The Company will withhold from any payments which are made to you, but only at the time such payments are actually made to you under this Agreement, any applicable federal, state, local, and any other taxes, and such other deductions as are prescribed by law.
12.	Breach of this Agreement. In the event that you breach any of your obligations under this Agreement or any continuing obligation that you have to the Company under common law, or otherwise engage in tortious behavior toward the Company, the Company will have the right to not provide you with, or to cease providing you with, any of the amounts or benefits that would otherwise be provided to you during the Continuation Period, including those under Sections 5 through 8 above.
13.	Restrictive Covenants. You acknowledge and agree that you will comply with the provisions of Sections 9(b) (Non-Solicitation), 9(c) (Information), 9(d) (Intellectual Property) and 9(e) (Enforcement) of the Employment Agreement. Those sections are hereby incorporated into this Agreement as if set forth herein.
14.	Return of Company Property. Except for the Sony Vaio laptop computer (SN#28247233 300313) and attendant docking station, and except for the Blackberry 8300 mobile device (SN#43163 0464), you are obligated to return any and all equipment, products, and property, including but not limited to work files and computers, either belonging to the Company or associated with your employment with the Company, that are currently in your possession or under your control, to a designated Company representative on or prior to the Date of Termination.
15.	Cooperation. During the Continuation Period and thereafter, you will cooperate with the Company and be reasonably available to the Company with respect to continuing or future matters arising out of your employment or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. It is agreed that (a) the Company will provide you with reasonable advance notice regarding these activities, and (b) any requests made hereunder by the Company will be made in good faith and will not unreasonably interfere with your duties to any subsequent employer.
16.	General Release. As a condition to the effectiveness of this Agreement, you must execute the general release attached hereto as Exhibit A. This Agreement, and the obligations hereunder, will not become effective until the “Effective Date” (as defined in the general release).
17.	Neutral Reference and Verification of Employment. If requested, the Company will provide your prospective employers with a neutral reference. Generally, such reference is limited to a verification of your date of hire, last date of employment, and job title with the Company. If you request, the Company will provide you with further details about its practice on verifications of employment.
18.	Arbitration. Except to the extent equitable relief is sought by the Company in accordance with Section 13 above, each suit, action, or proceeding arising out of or relating to this Agreement, the subject matter of this Agreement, the performance of the parties hereto of their obligations under this Agreement, or the claimed breach of this Agreement, will be resolved pursuant to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA’s Rules for the Resolution of Employment Disputes (or the then equivalent thereof) (the “Rules”). Any such arbitration will be heard in Los Angeles, California before a single arbitrator selected in accordance with the Rules, provided that the appropriate background of a potential arbitrator, relevant to the issues to be resolved, will be given due consideration by the appointing parties. It is intended that any arbitration under this Section 19 will remain confidential to the maximum extent permitted by law, and to that end it is agreed by the parties hereto that the facts disclosed in the arbitration, the issues arbitrated, and the views or opinions of any persons concerning them will not be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration, and except any disclosure to attorneys, accountants or other professional advisors. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including, without limitation, courts in the State of California.
19.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to your separation from employment with the Company, and except as otherwise specified in this Agreement, supersedes any and all prior agreements, oral or written, with respect thereto, including without limitation the Employment Agreement, the General Agreement between you and the Company dated as of September 30, 2003 and the Employment Agreement between you and the Company dated as of December 15, 1998.
20.	Amendment; Waiver. This Agreement may not be amended, altered, or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

21.	Necessary Amendments Due to Internal Revenue Code Section 409A. You and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, you agree that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.
22.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California without giving effect to its conflict of laws principles.
23.	Acknowledgements. You acknowledge that the amounts and benefits provided to you under this Agreement are in excess of any obligations that the Company may otherwise have to you. You also acknowledge that this Agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth herein and that you have been advised to consult with an attorney prior to signing this Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.
24.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
  Please sign both copies of this letter below, indicating your acceptance.

Very truly yours, CONEXANT SYSTEMS, INC.
By:
Name:
Title:

AGREED as of the date
first above written

Dennis E. O’Reilly

GENERAL RELEASE AGREEMENT
     FOR AND IN CONSIDERATION OF certain separation benefits set forth in the Amendment to Employment Agreement and Separation and Release Agreement dated October 2, 2007 between Conexant Systems, Inc. (the “Company”) and me (the “Separation Agreement”), as amended, I, Dennis E. O’Reilly, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge the Company and its current and former officers, directors, employees, agents, owners, subsidiaries, predecessors, divisions, parents, successors, and assigns (the “Company Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment by the Company and the cessation thereof, any predecessor employment agreements, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§  151 et seq., the California Fair Employment and Housing Act, as amended, Cal. Gov’t Code §§ 12900 et seq., and any other equivalent federal, state, or local statute; provided, however, that I do not release or discharge the Company Released Parties (i) from any Losses arising under the ADEA which arise after the date on which I execute this General Release, (ii) from any claims for benefits in which I am vested that I may have under the terms of any of the Company’s benefit plans applicable to me, (iii) from any claims for a breach by the Company of its obligations under the Separation Agreement, or any right I may have to enforce the terms of such agreement, or (iv) any rights to indemnification or directors and officers liability insurance to which I may be entitled. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.
     I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment or with the termination of such employment.
     I acknowledge that I am familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:
A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
I hereby waive and relinquish any rights and benefits which I have or may have under Section 1542 of the Civil Code of the State of California, to the full extent permitted by law.
     I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any federal, state, or local agency, court, or other body relating to my employment or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release will preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this General Release.
     I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release. I understand that such 21-day consideration period may be waived by me and that I may execute this General Release before the expiration of such consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to Michael H. Vishny at the Company, 4000 MacArthur Boulevard, West Tower, Newport Beach, CA 92660, Fax (949-483-9462).
     If seven (7) days pass without Mr. Vishny’s receipt of such written notice of revocation, this General Release will become binding and effective on the eighth day (the "Effective Date").

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     This General Release will be governed by the laws of the State of California without giving effect to its conflict of laws principles.

Dennis E. O’Reilly	Date

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